Exhibit 107

CALCULATION OF REGISTRATION FEE

Form S-8

(Form Type)

Abeona Therapeutics Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1—Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee

Equity	Common stock, par value $0.01 per share	Rule 457(h)	131,750	$2.45	$322,787.50	$110.20 per $1,000,000	$35.58
Total Offering Amounts					$322,787.50		$35.58
Total Fee Offsets							—
Net Fee Due					$322,787.50		$35.58

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, (the “Securities Act”), this Registration Statement shall be deemed to cover an indeterminate amount of additional shares of the registrant’s Common stock, par value $0.01 per share (the “Common Stock”), that may be offered and issued as a result of any share split, share dividend or similar transactions.
(2)	Estimated in accordance with Rules 457(c) and (h) under the Securities Act solely for the purpose of calculating the registration fee based on the average of the high and low prices of the Common Stock as reported on the Nasdaq Capital Market on March 17, 2023.